UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.__)

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Syndax Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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SYNDAX PHARMACEUTICALS, INC.

730 THIRD AVENUE, FLOOR 9

NEW YORK, NEW YORK 10017

June 4, 2026

Dear Stockholders:

We are writing to ask for your critical support for the proposals to be voted on at the 2026 Annual Meeting of Stockholders to be held on June 10, 2026, and to express our appreciation for your independent analysis in conducting your evaluation. The Board of Directors (“Board”) of Syndax Pharmaceuticals, Inc. (“Syndax” or “Company”) continues to unanimously recommend you cast your vote FOR all proposals, but we would like to draw your attention specifically to Proposal No. 4, the approval of the Company’s 2026 Equity Incentive Plan (the “2026 Plan”). The 2026 Plan will replace our 2015 Omnibus Incentive Plan (the “2015 Plan”), which expired in March 2026.

Glass Lewis has recommended a vote for Proposal No. 4, stating that they have “no material concerns.” By contrast, Institutional Shareholder Services (“ISS”) has recommended a vote against Proposal No. 4. We disagree with ISS’s recommendation.

Shareholder Value Transfer and Dilution. ISS uses a cost estimate it calls Shareholder Value Transfer (“SVT”). SVT is one factor ISS uses to decide whether to support an equity plan. ISS applied its SVT approach to the 2026 Plan in a way that overstates the number of shares that could be issued pursuant to the 2026 Plan.

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ISS counted 8,517,523 shares as available shares remaining, which reflected shares remaining under the 2025 Plan and the 2023 Inducement Plan as of December 31, 2025, as well as the additional shares added to the 2015 Plan pursuant to the plan’s evergreen provision on January 1, 2026.
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In March 2026, when the 2015 Plan expired, the remaining 5,060,185 available shares were cancelled and will not be available for future grants.

Below is an updated version of the SVT table alongside ISS’ table reflecting the revised share counts as of the Record Date of April 21, 2026:

	As of December 31, 2025			Revised as of April 21, 2026
SVT Calculation	ISS	ISS Valuation	SVT	Company	Valuation	SVT
New shares requested (A)	7,200,000	$ 113,472,000	8.13%	7,200,000	$ 113,472,000	8.13%
Available shares remaining (B)	8,517,523	$ 134,236,162	9.62%	543,784	$ 8,570,036	0.61%
Unvested/Unexercised granted shares (C)	15,745,868	$ 155,862,888	11.16%	16,998,735	$ 155,862,888	11.16%
New + Available (A+B)	15,717,523	$ 247,708,162	17.75%	7,743,784	$ 122,042,036	8.74%
New + Available + Outstanding (A+B+C)	31,463,391	$ 403,571,051	28.91%	24,742,519	$ 277,904,925	19.90%

Available share remaining	As of December 31, 2025	Revised as of April 21, 2026
2015 Plan	7,948,401	—(1)
2023 Inducement Plan	569,122	543,784
Total	8,517,523	543,784

(1) Reflects the cancellation of 5.1 million shares upon expiration of the 2015 Plan.

In addition, while we recognize that ISS’s total potential basic dilution of 35.5% exceeds its 25% guideline for Russell 3000 companies, the ISS figures do not reflect the 5,060,185 shares canceled upon the 2015 Plan’s expiration. As shown below, as of April 21, 2206, our total potential basic dilution was 27.93%, which we believe is a more accurate and materially lower measure of our equity overhang.

Share Dilution	Per ISS	Revised as of

		April 21, 2026
Shares outstanding (1):	88,595,948	88,595,948
Warrants & convertibles (2):	285,714	285,714
Shares reserved under plans (3):	31,463,391	24,742,519
Fully diluted shares (1+2+3):	120,345,053	113,624,181

			Per ISS		Revised as of April 21, 2026
	Per ISS	Revised as of April 21, 2026	Dilution (Basic)	Dilution (Full)	Dilution (Basic)	Dilution (Full)
New shares requested:	7,200,000	7,200,000	8.13%	5.98%	8.13%	8.13%
Existing shares available for grant:	8,517,523	543,784	9.61%	7.08%	0.61%	0.48%
Granted unexercised/Unvested shares:	15,745,868	16,998,735	17.77%	13.08%	19.19%	14.96%
Total share allocation:	31,463,391	24,742,519	35.51%	26.14%	27.93%	21.78%

An investor-friendly plan design built around governance best practices. We recognize that approval of the 2026 Plan is a meaningful request, and we have put careful focus on the governance and design of the 2026 Plan. In addition to the design features noted below, our request for 7.2 million shares is modeled to provide approximately 1–2 years of grant capacity rather than a request for an open‑ended reserve. While the proposal may appear to reflect high dilution under the framework of certain proxy advisors and institutional investors, our recent equity usage has been disciplined, particularly given the amount of hiring necessary to appropriately staff the Company’s commercial growth and operations.

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No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the 2026 Plan will be automatically replenished.
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No rollover shares. The 2026 Plan’s share reserve is a standalone pool that does not incorporate or draw upon shares remaining available under the Company’s existing equity plans. No shares are rolled over from prior plans into the 2026 Plan. When our 2015 Plan expired in March 2026, the 5.1 million shares that remained available at that time were canceled.
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No increase in shares available without shareholder approval. The 2026 Plan prohibits any amendment that operates to increase the total number of shares that may be issued under the plan (other than customary adjustments in connection with certain corporate reorganizations or other events).
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No repricing. The 2026 Plan prohibits the repricing of awards or the repurchase and/or cancellation of underwater awards in exchange for cash or other awards without shareholder approval.
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Clawback. Awards granted under the 2026 Plan are subject to the Company’s clawback and/or recoupment policies.
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Limit on Non-Employee Director Compensation: The 2026 Plan contains an annual limit on cash and equity-based compensation that may be paid or granted, whether under the 2026 Plan or otherwise, to our non-employee directors other than the chair of $1,000,000 (or $1,500,000 in the calendar year that the non-employee director first joins the Board or if the non-employee director is serving as chairman or lead director of the Board).
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No discounted options or SARs. Options and SARs may not be granted with an exercise or base price lower than the fair market value of the underlying shares on the date of grant (except in connection with substitute awards).
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No single trigger “change-in control” vesting. Grants under the 2026 Plan will vest only on the occurrence of a change in control that is accompanied by certain qualifying terminations of an individual’s employment or where the applicable award is not assumed, replaced or substituted.

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Limitation on amendments. No amendments to the 2026 Plan can be made without shareholder approval if any such amendment would require shareholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Company’s shares are principally listed.

The importance of where Syndax is in its business evolution. Syndax is in a very specific phase of its lifecycle as it enters its commercial growth phase with two FDA-approved products on the market (Revuforj in late 2024 and Niktimvo in early 2025). We are not simply maintaining a mature commercial business. We are still building out internal commercial, medical and market access capabilities around both products, and are advancing multiple studies intended to expand each franchise into additional indications and lines of therapy and are preparing to start studies on our early-stage assets. This combination creates a higher‑than‑normal need to attract and retain specialized commercial, medical, clinical and technical talent. We believe equity remains the right primary tool to do that—both to preserve cash for growth and to keep leaders aligned with stockholders. Importantly, ISS’s own report confirms that our 3‑year value‑adjusted burn rate (~4.44%) is below its 6.23% benchmark for Russell 3000 / GICS 3520 companies, even as we have grown the organization and commercial footprint. We believe this demonstrates that we have used equity prudently, despite operating in a capital‑ and talent‑intensive phase.

Without the 2026 Plan, the Company Cannot Competitively Compensate Its Workforce. Syndax is at a pivotal moment and needs flexibility to continue attracting and retaining the people who will deliver the next chapters of our growth story. In the global life sciences industry, there is significant competition for experienced and educated individuals with the skills necessary to execute our strategy and advance our business. Compensation levels in these markets remain relatively high and we must compete with large and well-resourced competitors. Without the ability to offer competitive compensation packages that include equity and cash components to motivate and retain talent, we would not be competitive, and we might lose key executives and employees, which could impair our ability to execute on our business strategy and harm stockholder value. We have designed the 2026 Plan to meet or exceed investor‑friendly standards, helping ensure that your interests remain protected. We believe this request is reasonable in light of our growth trajectory, share usage, and the expiration of the 2015 Plan.

FOR THE FOREGOING REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2026 PLAN AT THE ANNUAL MEETING.

Thank you for your consideration.

Sincerely,

Michael A. Metzger

Chief Executive Officer and Director

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Forward-Looking Statements

Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.

Voting Matters

Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Syndax common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already submitted your vote, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of Syndax common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “General Information – How do I vote?” and “General Information – Can I change my vote?”, respectively. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.